Exhibit 10.150

MTI MicroFuel Cells Inc.

431 New Karner Rd.

Albany, NY 12205

P: (518) 533-2200

F: (518) 533-2223

Samsung Electronics Co., Ltd.

TN - Global Alliance Group

Dong Suwon P.O. Box 105

416 Maetan-3dong, Yeongtong-gu,

Suwon-si, Gyeonggi-do 443-742

South Korea

Attn: Mr. Simon Kim

[Date] October 18, 2007

Re:	Alliance Agreement; Future Collaboration

Dear Mr. Kim,

With this letter, MTI and Samsung each hereby (i) acknowledges and agrees that the other has no outstanding obligations and (ii) releases the other from any and all claims, in each case under the Alliance Agreement between the parties dated May 16, 2006, including all exhibits and amendments thereto (the “Agreement”). Furthermore, MTI and Samsung further acknowledge the Agreement has expired as of its own terms and the only rights and obligations that survive thereunder are Sections 1, paragraphs (a), (b), (c) and (d) of 2.5, 2.9 (for the period set forth therein), 5, 6.2, 7 (for a period of six (6) years from the date of this letter), 9 and 10 of the Agreement.

Without prejudice to the foregoing, as a continuing business collaboration, MTI will provide Samsung with status updates on MTI’s development of the direct methanol fuel cell (“DMFC”). From time to time, and if mutually agreed, (i) MTI will loan production samples of the DMFC (which, for the avoidance of doubt, shall not be deemed ‘DMFC Prototypes’ as had been defined in the Agreement) to Samsung for potential commercial applications and (ii) Samsung may request changes to the product specifications. If Samsung, at its sole discretion, decides to commercialize MTI’s solution prior to July 1, 2009, Samsung may purchase commercial samples, the price of such samples to be mutually agreed.

We at MTI look forward to continuing our non-exclusive collaboration with Samsung to prepare MTI DMFC products, as suggested in the attached non-binding timetable, to meet Samsung’s needs for alternative power sources for its mobile phone products.

Notwithstanding anything to the contrary, the foregoing future collaboration conditions shall terminate no later than six (6) months after the earlier of (i) July 1, 2009 and (ii) first commercial production of DMFCs by MTI. Except as otherwise agreed by the parties in writing, each party shall bear its own fees, costs and expenses incurred in connection with this letter and the activities contemplated hereunder. Notwithstanding anything to the contrary, this letter and/or any timetables shall not constitute, nor shall it be construed to be, an obligation or commitment of any party to commence or continue with negotiations or to enter into any contract or other arrangement.

If the foregoing correctly reflects the understanding between MTI and Samsung, please so indicate by signing and returning a copy to me.

Sincerely yours,

For and on behalf of

MTI MicroFuel Cells Inc.

/S/ Juan J. Becerra	October 22, 2007

By: Juan J. Becerra

VP, Market and Business Development

Agreed and accepted by
Samsung Electronics Co., Ltd.
(Name)_Simon Kim__________________
(Title)_SM, Global Alliance___________
/S/ Simon Kim	October 22, 2007

Suggested Commercialization Timetable

This document summarizes a suggested plan and activities which could lead up to commercialization of a fuel cell powered product.

Summary

•	MTI MicroFuel Cells is proceeding with the Mobion baseline product design.

•	Per the schedule, in 2008, MTI MicroFuel Cells will be preparing for manufacturing readiness for its Mobion baseline product.

•	Per the schedule, MTI MicroFuel Cells will be ready to launch the Mobion baseline product in 2009.

Requests for Changes and Prototype Evaluation

•	Samsung may request changes to the baseline design which may be accepted by MTI up until December 2008, after which time MTI will finalize its design.

•	Prototypes for evaluation by Samsung will be available beginning in the second half of 2008.

Suggested Commercialization Timetable